Exhibit 99.1

ALICO, INC. ANNOUNCES CHIEF OPERATING OFFICER CHANGE

March 26, 2015 – Fort Myers, Florida – Alico, Inc. (NASDAQ: ALCO, “Alico” or “the company”), an agriculture and natural resources company, today announced that Kenneth Smith, its Executive Vice President and Chief Operating Officer, has stepped down to pursue other personal and professional opportunities. Mr. Smith has agreed to provide consulting services to the company following his departure for a period of up to 36 months.

Alico’s business operations previously managed by Mr. Smith will now be managed by Clay Wilson, Chief Executive Officer of Alico. The company does not expect to appoint an interim or ongoing Chief Operating Officer.

Mr. Wilson said, “On behalf of the Board and the entire Alico team, I want to thank Ken for his contributions to the growth of Alico, particularly in the identification and execution of opportunities for the company’s cattle business. We are grateful for his willingness to serve in a consulting capacity following his resignation, and wish him great success in his future endeavors.”

About Alico, Inc.

Alico is a holding company with assets and related operations in agriculture and natural resources. In addition to its citrus operations, Alico is currently involved in cattle ranching, water management, mining and other natural resources, including approximately 121,000 acres of land in twelve Florida counties (Alachua, Charlotte, Collier, Desoto, Glades, Hardee, Hendry, Highlands, Lee, Martin, Osceola and Polk) and 90,000 acres of mineral rights. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship.

Forward-Looking Statements

We provide forward-looking information in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements in this release that are not historical facts are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management. These assumptions are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks factors described in our Annual Report on Form 10-K for the year ended September 30, 2014 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Press Contact

Vu Chung

Prosek Partners

212-279-3115 ext. 205

vchung@prosek.com